Put Option Agreement

Between Omega Healthcare Investors, Inc.

and American Health Care Centers, Inc.

and Related Parties

                                              Table of Contents

Section 1. Put Option Consideration	1
Section 2. Put Option	2
(a) Grant of Option	2
(b) Option Period	2
(c) Purchase Price	2
(d) Payment of Purchase Price	2
(e) Exercise of Put	2
(f) Assumed and Retained Liabilities.	2
(g) Closing	2
Section 3. Covenants	2
(a) American Entity Debt	2
(b) Efforts to Consummate	2
(c) Access and Investigation	2
(d) Negative Covenants of the American Entities During the Put Period	2
(e) Affirmative Covenants of the American Entities During the Put Period	2
(f) Permitted Actions by AHCC and the American Entities During the Put Period	2
(g) Covenants of the Optionors During the Put Period	2
(h) Title Commitment	2
(i) Optionors’ Conditions	2
(j) Optionees’ Conditions	2
(k) Closing Certificates.	2
(l) Prorations and Recording Costs	2
(m) Post-Closing Covenants of Omega	2
(n) Cooperation on Tax Matters	2
(o) Post Closing Net Worth	2
(p) Preparation and Filing of Tax Returns	2
Section 4. Representations And Warranties Of Optionors	2
(a) Status of the Interests	2
(b) Validity and Conflicts	2
(c) Authority	2
(d) Financial Statements	2
(e) Books and Records	2
(f) Absence of Certain Changes	2
(g) Intellectual Property	2
(h) Title	2
(i) Claims and Proceedings.	2
(j) Taxes and Tax Returns	2
(k) Compliance with Laws	2
(m) Necessary Action	2
(n) Litigation	2
(o) Sensitive Payments	2
(p) The Properties	2
(q) Disclosure	2
(r) Employees	2
(s) Material Adverse Change	2
(t) Contracts	2
(u) Lease	2
Section 5. Omega Representations And Warranties	2
(a) Status of Omega	2
(b) Validity and Conflicts	2
(c) Authority	2
(d) Necessary Action	2
(e) Securities Representations	2
(f) HSR Act	2
(g) Environmental Assessments	2
Section 6. Optionors’ And American Entities’ Conditions	2
(a) Representations and Warranties	2
(b) Compliance with Obligations	2
Section 7. Optionees’ Conditions	2
(a) Representations and Warranties	2
(b) Compliance with Obligations	2
(c) Title Insurance Policies	2
(d) Closing Documents	2
(e) Essex Estoppel	2
Section 8. Termination	2
(a) Termination	2
(b) Opportunity to Cure	2
(c) Remedies Upon Termination	2
(d) Termination of 1997 Agreements	2
Section 9. Indemnification	2
(a) Survival	2
(b) Indemnification and Reimbursement by Optionors	2
(c) Indemnification and Reimbursement by Omega	2
(d) Limitations on Amount.	2
(e) Exclusive Remedy; Time Limitations.	2
(f) Third-party claims.	2
(g) Mitigation	2
(h) Insurance	2
(i) Other Claims	2
Section 10. Miscellaneous	2
(a) Notices	2
(b) Successors and Assigns	2
(c) Sole Agreement	2
(d) Captions	2
(e) Severability	2
(f) Counterparts	2
(g) Expenses	2
(h) Third Party Beneficiary	2
(i) Construction	2
(j) Governing Law	2
(k) Confidentiality	2
(l) Arbitration of Disputes Following Closing	2
(m) Invalidity	2
(n) Prevailing Party’s Fees	2

Put Option Agreement

This Agreement, dated as of October 12, 2004, is entered into by and among Omega Healthcare Investors, Inc., a Maryland corporation ("Omega"), and American Health Care Centers, Inc., an Ohio corporation ("AHCC"), Robert L. and Phyllis Leatherman ("Leathermans"), Leatherman Family Co., Ltd., an Ohio limited liability company ("Leatherman LLC"), Evergreen Manor Nursing Home, Inc., an Ohio corporation ("Evergreen"), Twin-M Nursing Center, Inc., an Ohio corporation ("Twin-M") (AHCC, the Leathermans, Leatherman LLC, Evergreen, and Twin-M, are hereinafter sometimes collectively referred to as the "Optionors"), and certain entities owned by the Optionors which are set forth on Exhibit A-1 attached hereto or their successors (collectively, the "American Entities"). AHCC is entering into this Agreement on behalf of itself and as agent for the American Entities. All capitalized terms not otherwise defined have the meanings ascribed to them in the Appendix attached hereto.

W I T N E S S E T H:

WHEREAS, Omega wishes to grant to the Optionors the right to put upon the terms set forth in Section 2 below 100% of the ownership interests in, or the properties of, the American Entities; and

WHEREAS, the sole business (the "Business") of the American Entities is the ownership of the nursing home Properties described on Exhibit B and the leasing thereof to Essex Healthcare Corporation ("Essex"); and

WHEREAS, in consideration of the grant of the Put, the Optionors have agreed to pay Omega $1,000 as set forth below and further agreed that they will amend the mortgage loans owed to Omega by AHCC and certain of the American Entities to remove all rights of the debtors to prepay those loans prior to their maturity dates, except as otherwise provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.   Put Option Consideration/Authority Opinions

In consideration of the grant of the Put by Omega to the Optionors as set forth in this Agreement, the Optionors have paid $1,000 to Omega and, as further consideration, AHCC and those American Entities who owe indebtedness to Omega (the "Omega Mortgage Loans") have entered into amendments to the Omega Mortgage Loans in the forms attached hereto as Exhibits C-1 through C-6, removing all rights of AHCC and the American Entities to prepay the Omega Mortgage Loans prior to their maturity dates (except as provided in Section 3(a) below).

In addition, to confirm the authority of Optionors and Omega to enter into this Agreement, counsel for Optionors has delivered an authority opinion based upon the form attached hereto as Exhibit J to Omega, and counsel for Omega has delivered an authority opinion based upon the form attached hereto as Exhibit K to Optionors, each confirming the authority of the respective parties to enter into this Agreement.

Section 2.   Put Option

(a)  Grant of Option. Omega hereby grants the Optionors an irrevocable option (the "Put"), exercisable at any time during the period specified in Section 2(b) below to sell to Omega, and Omega, either directly, or through one or more of its wholly owned subsidiaries (Omega and such subsidiaries being collectively herein sometimes referred to as "Optionees") hereby agrees to purchase upon exercise of the Put, with respect to each of the American Entities, at the sole election of the Optionors, either: (i) all of the Interests of the American Entity, or (ii) title to the Property listed on Exhibit A-1 which is owned by that American Entity. Notwithstanding the terms of the immediately preceding sentence, the Optionors only option with respect to the Camelot Arms Care Center Property owned by Wilcare Corporation and the Colonial Gardens Care Center Property owned by Colonial Gardens, Inc. shall be as follows: (i) the respective American entity shall transfer title to the Property owned by it to a newly-formed, single-asset, limited liability company (a "Transfer Entity"), of which the respective American Entity shall be the sole member, no more than three (3) days prior to the Closing Date; (ii) on the Closing Date, the American Entity will transfer one hundred percent (100%) of the membership interests in the Transfer Entity to the Optionee pursuant to the terms of the Interest Purchase Agreement for such Transfer Entity; and (iii) the formation documents (including articles of organization and operating agreement) for the Transfer Entity shall be upon terms pre-approved by, and reasonably acceptable to, the Optionees. If the Optionors elect to sell the Property of an American Entity to an Optionee, the Optionee must, except as provided in Section 3(a), assume all of the Omega Mortgage Loans owed by that American Entity. If the Optionors elect to sell the Interests of an American Entity to an Optionee and Optionee elects to acquire the Interests through a merger transaction, the Optionee may acquire the Interests by merger of the Optionee into the American Entity whose Interests are being acquired, but not by the merger of the American Entity into the Optionee. The Put may only be exercised, if at all, if it is exercised with respect to all of the Interests or Properties, as the case may be, of all of the American Entities that own the Properties.

(b)  Option Period. The Put will have a term of 90 days beginning on the date of this Agreement and ending at 11:59 p.m., Akron time, on January 10, 2005 (the "Option Period"). If the Put is not exercised within such 90-day period, the Put will expire, and neither party shall have any further rights or obligations hereunder.

(c)  Purchase Price. If the Put is exercised, Omega, either directly or through one or more of the Optionees, will pay the Interest Purchase Price for the Interests or the Property Purchase Price for the Properties, as applicable, of each American Entity as determined below, subject to adjustment as provided for below.

(1)	The purchase price (the "Property Purchase Price") for each Property of the American Entities is the amount set forth opposite the description of each Property on Exhibit A-1.

(2)	The purchase price (the "Interest Purchase Price") for all of the Interests of each American Entity is the amount set forth opposite that Entity’s name on Exhibit A-1, adjusted by the Adjustment Amount. The "Adjustment Amount" (which may be a positive or negative number) will be equal to the Adjusted Owners’ Equity (as defined below) minus the Target Owners’ Equity (as defined below). The "Target Owners’ Equity" is the amount set forth opposite that American Entity’s name on Exhibit A-1 calculated as set forth on Exhibit A-2 (which calculation excludes Optionors’ Assumed Liabilities and Essex Liabilities). The Interest Purchase Price for each American Entity set forth on Exhibit A-1 takes into account the fact that Omega will not be assuming Excess Omega Mortgage Loan Indebtedness as provided in Section 3(a).

(3)	On the Closing Date, after review and discussion with Omega, AHCC will deliver to Omega a balance sheet for each of the American Entities, the Interests in which are being acquired hereunder, prepared as of the close of business ("Effective Time") on the immediately preceding day ("Effective Date") reflecting the Adjusted Owners’ Equity thereof ("Effective Date Balance Sheet"). "Adjusted Owners’ Equity" means the Owners’ equity of an American Entity, calculated in accordance with GAAP consistent with the calculation of Target Owner’s Equity for each American Entity on Exhibit A-2, except that (i) no depreciation or amortization deductions will be taken into account after June 30, 2004 and (ii) any Optionors’ Assumed Liabilities and Essex Liabilities will not be treated as Liabilities of an American Entity. Debt amortization by the Company will increase Adjusted Owner’s Equity and is not to be treated under the preceding sentence as an amortization deduction to be disregarded for purposes of determining Adjusted Owners’ Equity.

(4)	On or before May 1, 2005, AHCC and Omega will meet to determine whether any adjustments should be made to the Effective Date Balance Sheets and the Adjusted Owners’ Equity of the various American Entities to correct any errors and to reflect changes in circumstances or facts unknown at the time of Closing to determine the "Final Adjusted Owners’ Equity" as of the Effective Date. If Omega and AHCC are not able to agree on whether any adjustments should be made, or the nature or the amount of such adjustments, within 10 business days of such date, then the issues in dispute will be submitted for resolution to a certified public accounting firm mutually agreeable to AHCC and Omega, which firm does not have, and has not had, any relationship with AHCC or Omega or any company directly or indirectly controlled by them (the "Accountants"). If AHCC and Omega cannot agree upon the identity of the Accountants they will each choose a certified public accounting firm and the firms chosen by them will mutually agree upon the selection of the Accountants. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Omega and Optionors will each bear 50% of the fees of the Accountants for such determination.

(5)	If the Final Adjusted Owners’ Equity is less than the Adjusted Owners’ Equity, then the Optionors shall pay Omega the amount of such shortfall. If the Final Adjusted Owners’ Equity is greater than the Adjusted Owners’ Equity, then Omega shall pay the appropriate Optionor the amount of such difference. All payments will be made together with interest at six percent (6%) compounded annually beginning on the Closing Date and ending on the date of payment. Payments must be made by wire transfer of immediately available funds within five business days following the final determination of the Final Adjusted Owners’ Equity.

(d)  Payment of Purchase Price. On the Closing Date, the Optionees will pay in full the Interest Purchase Price for any Interests being acquired by wire transfer of immediately available funds and Omega will, except to the extent provided in Section 3(a), release AHCC from liability on any Omega Mortgage Loan owed by, or encumbering the Property of, an American Entity whose Interests are being acquired hereunder. Also on the Closing Date, the Optionees will pay the Property Purchase Price for any Properties Put to them by assuming, except to the extent provided in Section 3(a), any Omega Mortgage Loan encumbering the Properties Put to them, and by paying the balance of the Property Purchase Price by wire transfer of immediately available funds. The aggregate amount of the Interest Purchase Price and the Property Purchase Price to be paid by Optionees is referred to as the "Aggregate Purchase Price." Omega will release AHCC and any American Entity from liability for any Omega Mortgage Loan assumed by an Optionee.

(e)  Exercise of Put. In order to exercise the Put, the Optionors must deliver to Omega a written notice ("Put Notice") of their exercise of the Put on or before the expiration of the Option Period. Simultaneously with the delivery of the Put Notice, the Optionors will notify Omega of their election to put either the Interests or the Properties of each American Entity in the Put Notice. The Optionors will complete, execute and deliver to Omega, as to each of the American Entities, (i) two counterparts of an Agreement for Purchase of Shares substantially in the form attached as Exhibit D ("Share Purchase Agreement") executed in each case by AHCC and by any other Optionor transferring Shares, or (ii) two counterparts of an Interest Purchase Agreement substantially in the form attached as Exhibit E ("Interest Purchase Agreement") executed in each case by AHCC, Omega and the Optionors that own the Interests being acquired, or (iii) two counterparts of an Agreement to Purchase Property acceptable to the parties executed by an Optionee and by the relevant American Entity owning the Property being transferred ("Property Purchase Agreement"). The Interest Purchase Agreements, Property Purchase Agreements and the Share Purchase Agreements are sometimes hereinafter collectively referred to as the "Purchase Agreements." Omega and, if applicable, the other Optionees must execute and deliver to AHCC one counterpart of each of the Purchase Agreements within five days after the receipt of the Put Notice by Omega. Omega may designate another Optionee to consummate an acquisition hereunder but Omega will in all instances be jointly and severally liable with any such other Optionee under the applicable Purchase Agreement. Simultaneously with the delivery of the applicable Purchase Agreements to AHCC, Omega shall deliver (i) the Escrow Agreement substantially in the form of Exhibit U to AHCC and (ii) to the Certified Title Agency, Inc. ("Escrow Agent") a performance deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the "Performance Deposit") via the wire instructions set forth in the Escrow Agreement to secure the performance of Omega under the terms of this Agreement. If this Agreement is terminated for any reason other than a termination by the Optionors under Section 8(a)(4) due to a material Breach by Omega not cured following written notice within the applicable cure period, then the Performance Deposit shall be returned to Omega on the termination date. If this Agreement is terminated because of a material Breach by Omega not cured following written notice within the applicable cure period, then the Performance Deposit shall be paid to the Optionors as liquidated damages in accordance with Section 8(c). If the transaction contemplated by this Agreement closes, the Performance Deposit shall be delivered to AHCC on the Closing Date, and the amount of the Performance Deposit shall be credited against the amount of the Interest Purchase Price or Property Purchase Price. The Escrow Agent shall hold the Performance Deposit pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit U attached.

(f)  Assumed and Retained Liabilities.

(1)	Assumed Liabilities. On the Closing Date AHCC will assign to Omega and the Optionees, and Omega and the Optionees will assume, the Essex Lease by executing and delivering an Assignment and Assumption substantially in the form of Exhibit V-1. If any American Entity transfers its assets to a successor that becomes an American Entity, the Interest in which is acquired by an Optionee, the predecessor will assign the Essex Lease to the successor, and the successor will assume the Essex Lease by executing and delivering an Assignment and Assumption substantially in the form of Exhibit V-2. If on the Closing Date, any Properties are purchased by any of the Optionees, the Optionees shall not assume and shall not agree to discharge any Liabilities with respect to the American Entities, the Optionors, or the Property, other than the Omega Mortgage Loan (as reduced by the Excess Omega Mortgage Loan Indebtedness that will be assumed by AHCC and the Leathermans pursuant to Section 3(a) of this Agreement) for that particular Property and any Essex Liabilities. If on the Closing Date any Interests are purchased by any of the Optionees, the applicable American Entity shall assign to, and the Optionors shall assume, all of the Liabilities with respect to that American Entity, other than the Omega Mortgage Loan, the Permitted Encumbrances (including the Essex Lease) and accrued income taxes (to the extent set forth on the Effective Date Balance Sheets) (the "Optionors’ Assumed Liabilities").

(2)	Retained Liabilities. If on the Closing Date, any Properties are purchased by any of the Optionees, the American Entity selling the Property shall retain all of its Liabilities, other than the Omega Mortgage Loan (as reduced by the Excess Omega Mortgage Loan Indebtedness that will be assumed by AHCC and the Leathermans pursuant to Section 3(a) of this Agreement) for that particular Property and the Permitted Encumbrances, including the Essex Lease (collectively, the "Optionor Retained Liabilities"). The Optionor Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the American Entity selling the Property. If on the Closing Date any Interests are purchased by any of the Optionees, the only Liability that will be retained by the applicable American Entity shall be the Omega Mortgage Loan for the Property held by such entity and accrued income taxes.

(3)	Tax Liens and Encumbrances. The foregoing does not mean that the American Entities must assign, or that the Optionors must assume, liability for real estate taxes and assessments that are not yet due and payable, as well as the restrictions and encumbrances reflected on Exhibit F; the Optionees will acquire the Properties subject to all liens for real estate taxes and assessments that are not yet due and payable, as well as the restrictions and encumbrances reflected on Exhibit F.

(g)  Closing. If the Put is exercised, the sales thereunder will close (the "Closing") on the date that is 10 days after the date of delivery of the Put Notice (or if such 10th day is a Saturday, Sunday or a holiday, the next day that is not a Saturday, Sunday, or a holiday) or on such other date as the parties mutually agree (the "Closing Date"). At the Closing, the parties will proceed to close the transactions in accordance with their terms. Time is of the essence in the consummation of the Closing. For each day that the Closing is delayed because of a failure by the Optionees to consummate the transactions contemplated hereby (other than a failure attributable to actions or omissions of the Optionors or the American Entities or a cause that is beyond the reasonable control of the Optionees) the Purchase Price provided for in Section 2(c) must be increased by the sum of $10,000 per day. For each day that the Closing is delayed because of a failure by the Optionors or the American Entities to consummate the transactions contemplated hereby (other than a failure attributable to actions or omissions of the Optionees or a cause that is beyond the reasonable control of the Optionors or the American Entities) the Optionors must pay Omega as liquidated damages the sum of $10,000 per day.

Section 3.   Covenants

(a)  American Entity Debt. To the extent AHCC requests, AHCC, the Leathermans, the American Entities with Omega Mortgage Loan indebtedness and Omega will within five days after delivery of AHCC’s request enter into an agreement or agreements in the form attached hereto as Exhibits G-1 - G-6, amending the Omega Mortgage Loan indebtedness, of each American Entity designated by AHCC in its notice, to provide that AHCC and the Leathermans will pay and discharge those portions of the Omega Mortgage Loan indebtedness attributable to each such American Entity as set forth on Exhibit H (the "Excess Omega Mortgage Loan Indebtedness"), and further providing that Omega will release each such American Entity from its share of the Excess Omega Mortgage Loan Indebtedness and will agree to first make a demand on AHCC and the Leathermans for payment of the Excess Omega Mortgage Loan Indebtedness before proceeding against the Properties securing the Excess Omega Mortgage Loan Indebtedness. At Closing, to the extent AHCC and the Leathermans assume the Excess Omega Mortgage Loan Indebtedness, they will pay the Excess Omega Mortgage Loan Indebtedness and Omega will release AHCC, the Leathermans and any American Entity the Interests in which are not acquired by an Optionee from the balance of the Omega Mortgage Loan owed by such American Entity. If the Optionors exercise the Put to sell the Interests of an American Entity hereunder, the Optionors will either (i) cause to be paid in full on or before Closing any Debt of the American Entity whose Interests are being sold, other than the Omega Mortgage Loans, or (ii) assume such Debt other than the Omega Mortgage Loans pursuant to Section 2(f)(1).

(b)  Efforts to Consummate. If the Optionors exercise the Put, each party hereto, without payment or further consideration, but subject to the terms and conditions herein, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing. If any event should occur which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, that party must use its reasonable efforts to cure the same as expeditiously as possible.

(c)  Access and Investigation. Between the date of this Agreement and the Closing Date, Optionors will, and will cause each American Entity and its representatives to:

(1)	afford Omega and its representatives (collectively, "Omega Representatives") full and free access to each American Entity’s Properties (so long as such access does not violate the Essex Lease), contracts, books and records and other documents and data, and

(2)	furnish Omega and Omega’s Representatives with such additional financial, operating and other data and information relating to the American Entities or the Properties as Omega may reasonably request.

(d)  Negative Covenants of the American Entities During the Put Period. During the Put Period, each American Entity will conduct its business and operations solely in the ordinary course of business, except as contemplated hereby, consistent with past practice. Without limiting the generality of the foregoing, except with the written consent of Omega, the American Entities will not, during the Put Period:

(1)	sell, assign, transfer, pledge or otherwise in any manner dispose of, mortgage or encumber any of the Properties other than as contemplated by this Agreement;

(2)	engage in any transactions or activities or incur any liability other than in the ordinary course of the conduct of the Business or fail to preserve intact the present business organization of the American Entities (the payment of a management fee by the American Entities to AHCC of not more than 5% of gross revenues will not be deemed to be outside the ordinary course of Business, but such management fee will be terminated at the Closing);

(3)	create or incur any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases) to any Person other than Omega or assume, guarantee or otherwise become responsible for the obligations of any other Person;

(4)	modify, terminate or breach the lease between Essex, AHCC and the American Entities dated October 30, 1997, as amended (the "Essex Lease") or any other material contract;

(5)	grant or extend any power of attorney or appoint any agent;

(6)	loan money or assets to any Person;

(7)	adopt any new method of accounting or change any existing method of accounting;

(8)	make any change to the Articles of Incorporation or Code of Regulations of any of the American Entities that are corporations, or the partnership agreements or certificates of partnership of any American Entities that are partnerships;

(9)	fail to maintain their books, accounts and records relating to the business of the American Entities in the usual, regular and ordinary manner consistent with past practice;

(10)	issue, sell or deliver, redeem or purchase, any of their Interests, or grant or enter into any options, warrants, rights, agreements or commitments to purchase or to subscribe to any Interest in an American Entity or any securities or obligations convertible into an American Entity Interest or make any other changes in the capital structure of an American Entity or amend any terms of any such equity securities or agreements;

(11)	enter into any lease, tenancy, contract or other commitment affecting any of the Properties;

(12)	sell, lease, transfer or otherwise dispose of capital assets, real, personal or mixed (except that an American Entity may transfer its assets to another entity that is wholly owned, directly or indirectly, by AHCC and the Leathermans so long as (i) the corporate formation documents (including articles of incorporation, codes of regulations and bylaws) for such other entities are pre-approved and reasonably acceptable to the Optionees and (ii) the successor entity becomes a party hereto as an additional American Entity the Property or Interests of which must be sold to Omega as provided herein if the Put is exercised);

(13)	acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to any of the American Entities (except that an American Entity may transfer its assets to another entity that is wholly owned, directly or indirectly, by AHCC and the Leathermans so long as (i) the corporate formation documents (including articles of incorporation, codes of regulations and bylaws) for such other entities are pre-approved and reasonably acceptable to the Optionees and (ii) the successor entity becomes a party hereto as an additional American Entity the Property or Interests of which must be sold to Omega as provided herein if the Put is exercised);

(14)	waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

(15)	cancel, terminate or permit to lapse any material insurance policy or coverage naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage; or

(16)	fail to comply in all material respects with applicable Laws and contractual obligations.

(e)  Affirmative Covenants of the American Entities During the Put Period. Except with the written consent of Omega, each American Entity will, during the Put Period:

(1)	conduct its operations consistently with the business practices that would be followed by a reasonably prudent business Person and in accordance in all material respects with all applicable Laws;

(2)	confer with the Optionees concerning operational matters of a material nature; and

(3)	maintain in all material respects consistent accounting methods and reporting.

(f)  Permitted Actions by the Optionors and the American Entities During the Put Period. Notwithstanding Section 3(d) and (e), an American Entity may, during the Put Period, engage in any transaction contemplated by this Agreement and transfer:

(1)	its Property and Liabilities to a successor entity (including a deemed transfer for income tax purposes as a result of a termination or revocation by an American Entity of its qualified Subchapter S election under IRC §1361(b)(3)(B) and a transfer to an Optionor who transfers the Property to a successor entity), so long as the successor entity becomes a party hereto as an additional American Entity the Property or Interests of which must be sold to Omega as provided herein if the Put is exercised;

(2)	any of its assets other than the Properties to one or more of the Optionors; and

(3)	to one or more of the Optionors, and one or more of the Optionors may assume and agree to pay and discharge, any of the Liabilities of the American Entities, subject to Section 3(a).

Notwithstanding Section 4(a) and Section 3(d), (e) and (g), any Optionor may transfer its Interest to another Optionor, and the transferee will be an Optionor bound as to the Interests transferred the same as the transferor.

(g)  Covenants of the Optionors During the Put Period. Except as provided in Section 3(f), during the Put Period, no Optionor may sell, assign, transfer, pledge or otherwise in any manner dispose of or encumber any of the Interests nor may any Optionor take any action or fail to take any action, as a result of which any of the events listed in Section 3(d) would be likely to occur.

(h)  Title Commitment. AHCC has delivered to Omega commitments for title insurance policies insuring title to the Properties through Commonwealth Title Insurance Company (the "Title Company"), reflecting the state of title as of the dates set forth on Exhibit I with values equal to the amounts specified on Exhibit I for each Property (the "Title Commitments"). The Title Commitments run in favor of Omega or another Optionee designated by Omega. At the Closing, AHCC will deliver to Omega (or its designated Optionee) the Title Insurance Policies or a marked-up version of the Title Commitments as set forth in Section 7(c). If any subsequent update to the Title Commitments indicates there are any defects in title not reflected on the Title Commitments (excluding liens for the additional accrual of taxes and assessments during the update period that are not yet due and payable) that were (i) created by an act of an American Entity after the date of the Title Commitments or that (ii) would materially and adversely affect an Optionee’s use of a Property, AHCC will have 10 days to remove any such title defects. If AHCC does not remove any title defects within such 10 day period, Omega will have five days thereafter to notify AHCC that it elects to terminate this Agreement.

(i)  Optionors’ Conditions. Unless specifically prohibited by law, if the Optionors exercise their Put, Optionors will use their best efforts to cause all of the conditions to Closing set forth in Sections 6 and 7 which are within the Optionors’ or the American Entities’ control to be satisfied prior to the Closing Date and Optionors will not take any action inconsistent with their obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement or which would cause any representation, warranty or covenant made by the Optionors or the American Entities in this Agreement or in any certificate, list, Exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Closing Date.

(j)  Optionees’ Conditions. Unless specifically prohibited by law, if the Optionors exercise their Put, Omega will use its best efforts to cause all of the conditions to Closing set forth in Sections 6 and 7 which are within Omega’s control to be satisfied prior to the Closing Date and Omega will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement or which would cause any representation, warranty or covenant made by Omega in this Agreement or in any certificate, list, Exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Closing Date.

(k)  Closing Certificates.

(1)	If the Optionors exercise their Put, the Optionors shall cause the documents and instruments required by the Purchase Agreements and the following documents to be delivered (or tendered subject only to Closing) to Omega:

(i)	an authority opinion of Optionors’ counsel, dated the Closing Date, substantially in the form of Exhibit J attached;

(ii)	the articles of incorporation (or other applicable organizational documents) and all amendments thereto of each of the American Entities, duly certified as of a recent date by the Secretary of State of the jurisdiction of their incorporation;

(iii)	releases of all encumbrances on the Properties, other than the Omega Mortgage Loans and those encumbrances listed on Exhibit F;

(iv)	certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of each of the American Entities, executed by the appropriate officials of the State of Ohio and each jurisdiction in which each of the American Entities is licensed or qualified to do business as a foreign corporation; and

(v)	a certificate (1) of the accuracy and truthfulness of Optionors’ representations and warranties in this Agreement as of the Closing Date and identifying any inaccurate or false representations or warranties (2) of the performance by Optionors of, or the compliance by Optionors with, any covenant or obligation required to be performed or complied with by Optionors pursuant to this Agreement.

(2)	If the Optionors exercise their Put, Omega shall cause the documents and instruments required by the Purchase Agreements and the following documents to be delivered (or tendered subject only to Closing) to the Optionors: (i) an authority opinion of Omega’s counsel, dated the Closing Date, substantially in the form of Exhibit K attached, and (ii) a certificate (a) of the accuracy and truthfulness of Omega’s representations and warranties in this Agreement as of the Closing Date and identifying any inaccurate or false representations or warranties and (b) of the performance by Omega of, or the compliance by Omega with, any covenant or obligation required to be performed or complied with by Omega pursuant to this Agreement.

(l)  Prorations and Costs. All recording fees (excluding transfer tax type fees), if any, relating to the recording of the instruments by which the Interests or Properties are transferred to Optionees shall be paid by Omega. The Optionors shall pay all other recording fees. The parties shall prorate as between themselves any taxes or other charges paid or prepaid by one party of which the other shall receive the benefit with respect to any Property sold hereunder. The Optionors shall pay (i) any transfer taxes or fees due in connection with the transfer of the American Entities or the Properties and (ii) the cost of either new Title Insurance Policies or updates to existing title insurance policies or commitments for the Properties (whichever are applicable to the specific Properties) but Omega shall pay the cost of any endorsements thereto. Omega shall pay for the costs of the surveys, environmental assessments, and other costs of its due diligence.

(m)  Post-Closing Covenants of Omega. If the Optionors exercise the Put, Omega covenants that it will, and it will cause the Optionees to, treat the purchase of the American Entities whose Shares are acquired as an acquisition of shares of stock for federal income tax purposes in a manner consistent with the tax treatment of the Optionors and the American Entities, and will not make an IRC §338(g) or 338(h)(10) election to treat the acquisition of the Interests as a purchase of assets. For a period of at least eight (8) months after the Closing, Omega will treat any American Entities the Shares of which are acquired by Omega or an Optionee as taxable REIT subsidiaries of Omega and, further, will not, for a period of at least eight (8) months after the Closing, make any election to treat an American Entity, the Shares of which were acquired hereunder, as a disregarded entity for federal income tax purposes, which election is effective at any time before eight (8) months after the Closing Date.

(n)  Cooperation on Tax Matters. After the Closing, AHCC and Omega must furnish or cause to be furnished to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the transactions contemplated hereby and for an American Entity whose Interests are acquired hereunder as is reasonably necessary for the filing of any tax return, for the preparation for any audit, and for the prosecution or defense of any proceeding relating to any proposed tax adjustment. AHCC and Omega will cooperate with each other in the conduct of any tax audit or other proceeding involving any of the foregoing and will adopt consistent positions for tax purposes.

(o)  Post Closing Net Worth. If the Put is exercised and the Closing occurs, AHCC must maintain a Net Worth of at least $5 million for a period of five years after the Closing Date. For purposes of the foregoing, Net Worth means the excess of the fair market value of AHCC’s assets as determined by appraisal less the face amount of all of its liabilities.

(p)  Preparation and Filing of Tax Returns. Omega is responsible for the preparation and filing of all tax returns required to be filed after the Closing Date for an American Entity the Shares in which are acquired by an Optionee (an "Acquired Entity"). Any such tax returns for an Acquired Entity that include, or end on, the Closing Date ("Straddle Tax Period") must be prepared by Omega and submitted to AHCC (together with schedules, statements and, to the extent required by AHCC, supporting documentation) at least 40 days prior to the due date (including extensions) of such tax return. If AHCC objects to any item on such a tax return, AHCC must, within 10 days after delivery of such tax return, notify Omega in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for such objection. If a notice of objection is delivered and Omega and AHCC are unable to resolve such objection within 10 days after receipt by Omega of such notice, the disputed items must be submitted to the Accountants. The Accountants will resolve any disputed item within 20 days of having the item referred to them pursuant to such procedures as they may establish. The parties will act timely and promptly to implement the decision of the Accountants. The costs, fees and expenses of the Accountants will be borne 50% by Omega and 50% by AHCC. Without the prior written consent of AHCC, Omega will not permit an Acquired Entity to file any amended tax return for a Straddle Tax Period or for a period that ended on or before the Closing Date. In the case of any taxes that are payable for a Straddle Tax Period, for purposes of preparing the tax accrual on the Effective Date Balance Sheets, the taxable year of the Company which includes the Effective Date will be treated as closing on (and including) the Effective Date.

Section 4.   Representations And Warranties Of Optionors

Optionors jointly and severally represent and warrant to Omega as follows:

(a)  Status of the Interests. The American Entities are duly organized as the type of entity set forth on Exhibit A-1 attached hereto and are validly existing and in good standing under the laws of the State of Ohio. The authorized equity securities of each of the American Entities is as set forth on Exhibit A-1. All of the Interests and other securities issued and outstanding of each of the American Entities are owned of record and beneficially as set forth on Exhibit A-1. Each Optionor owns and holds good and marketable title to such Interests as set forth on Exhibit A-1 free and clear of any encumbrance of any kind. The Interests are not subject to any restrictions on transferability other than restrictions imposed by(i) the applicable articles of incorporation, (ii) the applicable partnership or operating agreements, (iii) the applicable codes of regulations, (iv) the 1933 Act and (v) the applicable state and federal securities Laws. The American Entities do not have outstanding any rights, warrants or options to acquire securities of the American Entities or any convertible or exchangeable securities and no Person has any right to acquire any securities of the American Entities. All of the Interests have been duly authorized and duly and validly issued and, to the extent applicable, are fully paid and non-assessable, and none were issued in violation of the 1933 Act, any other Legal Requirement, any preemptive rights, rights of first refusal or other restrictions of any kind.

(b)  Validity and Conflicts. This Agreement is, and each document to be executed by the Optionors pursuant hereto will be, the legal, valid and binding obligations of the Optionors and the American Entities, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms hereof (1) have been approved by all necessary action of AHCC, the American Entities and Leatherman LLC as may be required under AHCC’s, the American Entities’ or Leatherman LLC’s articles of incorporation, code of regulations, operating agreement or other applicable organizational documents ("Charter Documents"), and (2) do not and will not directly or indirectly (with or without notice or lapse of time) (i) result in a breach of the terms and conditions of, nor constitute a default under, or violation of, such Charter Documents or any law, regulation or court order or contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which AHCC, the American Entities or Leatherman LLC is now a party or by which any of the Properties may be bound or affected (excluding the agreements relating to the Omega Mortgage Loans and agreements and other instruments relating to Debt that will be paid off, and for which there will be no remaining obligations of any kind, on or before the Closing Date), (ii) cause Omega or any American Entities to become subject to or become liable for the payment of any tax other than the conveyance fee to be paid by the Optionors under Section 3(1) of this Agreement, or (iii) result in the imposition or creation of any encumbrance upon or with respect to the Properties or any of the assets owned or used by any of the American Entities. Any provision of this Agreement to the contrary notwithstanding, the Optionors make no representation or warranty regarding, in general, whether the transactions contemplated by this Agreement comply with the antitrust laws and they specifically do not represent or warrant whether they comply with the HSR Act.

(c)  Authority. AHCC, Leatherman LLC and the American Entities have full corporate, limited liability company or partnership (as applicable) right, power, authority and capacity to execute and to deliver this Agreement and all related documents, and (subject to the last sentence of Section 4(b)) to carry out the transactions contemplated hereby and thereby. The American Entities have full corporate, limited liability company or partnership (as applicable) right, power, authority and capacity to own the Property and to conduct their Business as the same is now being conducted.

(d)  Financial Statements. True and correct copies of (1) the combined balance sheets and the related combined statements of operations, changes in deficits and cash flows for AHCC and its subsidiaries for the calendar year ended December 31, 2003 (the "Audited AHCC Statements"), (2) and the combined balance sheets and the related combined statements of operations for AHCC and its subsidiaries for the six months ended June 30, 2004, (the "Unaudited AHCC Statements," and, together with the Audited AHCC Statements, the "AHCC Financial Statements"), and (3) the unaudited combined balance sheet and the related combined statements of operations for the American Entities for the six months ended June 30, 2004 (the "American Financial Statements," and collectively with the AHCC Financial Statements, the "Financial Statements"), are attached as Exhibit L. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), fairly present the financial position, results of operations, changes in stockholders’ equity and cash flows, and accurately set forth in all material respects as and to the extent required by GAAP the results of the operations of the American Entities for the periods covered thereby except that the unaudited Financial Statements do not include footnotes, changes in stockholder equity or cash flows, or any provision for accrued municipal income tax, and the interim Financial Statements may not reflect normal recurring year-end adjustments. Except as and to the extent reflected in the Financial Statement of each American Entity, the American Entity did not have, as of the applicable Financial Statement date, any material liabilities, and the American Entities have not incurred any liabilities since the applicable Financial Statement date except (A) current liabilities incurred in the ordinary course of the Business and consistent with past practice, and (B) any accrued income tax and property tax liabilities.

(e)  Books and Records. The books of account, minute books, stock record books and other records of the American Entities, all of which have been made available to Omega, do not contain any material errors or omissions that could cause any material damage to Omega. At the Closing, all of those books and records will be in the possession of the American Entities.

(f)  Absence of Certain Changes. Since the December 31, 2003, except as set forth in this Agreement, each American Entity has conducted its Business in the ordinary course consistent with past practices and:

(1)	to the Knowledge of the Sellers, there has not been any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Property of an American Entity;

(2)	there has not been any change in any method of accounting or accounting practice by an American Entity; or

(3)	except as set forth on Exhibit M, no American Entity has engaged in any of the activities prohibited by Section 3(d), provided that for purposes of this Section 4(g), any references to timing in Section 3(d) should be interpreted to mean the period from December 31, 2003 to the date of this Agreement.

(g)  Intellectual Property. The American Entities have no registered trademarks, service marks, patents, patent applications, inventions or discoveries that may be patentable, registered copyrights (in both published works and unpublished works), rights in mask works, owned, used, or licensed as licensee or licensor (collectively, the "Intellectual Property") nor do they use any such Intellectual Property in connection with the Business.

(h)  Title. The Optionors have good title to the Interests free and clear of all encumbrances and restrictions other than those created by the Charter Documents. The American Entities have good and marketable fee simple title to the Property free and clear of all liens, charges and encumbrances other than liens for taxes that are not yet due and payable, restrictions imposed by zoning ordinances, and the encumbrances and other items reflected in the Title Commitment. Optionors are leasing all of the Properties to Essex.

(i)  Claims and Proceedings.

(1)	There are no outstanding Orders of any Governmental Body against or involving the American Entities or the Properties.

(2)	There are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), pending or threatened against or involving the American Entities or any of the Properties.

(j)  Taxes and Tax Returns. All tax returns, reports and filings of any kind or nature required to be filed by the American Entities have been properly completed and timely filed, or extensions for the filing thereof have been timely secured, with all such filings being in compliance with all applicable requirements and all taxes due with respect to the American Entities have been timely paid. There are no tax liens for past due taxes on or pending against any of the American Entities or any of their Properties, and there are no pending or threatened tax audits of AHCC or any American Entity. There are no presently outstanding waivers or extensions or requests of an American Entity for waiver or extension of the time within which a tax deficiency may be asserted or assessed. The charges, accruals and reserves with respect to taxes (other than municipal income taxes) on the respective books of each American Entity are adequate (determined in accordance with GAAP) and are at least equal to that American Entity’s liability for taxes (other than municipal income taxes). There exists no proposed tax assessment against any American Entity, except for property taxes that are not yet due and payable. All taxes that any American Entity is or was required by any Legal Requirement to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body. All tax returns filed by (or that include on a consolidated basis) any American Entity are true, correct and complete. There is no tax sharing agreement that will require any payment by any American Entity after the date of this Agreement.

(k)  Compliance with Laws. Neither the Optionors nor the American Entities have received written or, to the Optionors’ Knowledge, verbal notice from any licensing or certifying agency supervising or having authority over the Properties, requiring them to be reworked or redesigned so as to conform to or comply with any existing Law except where the requirement either (i) has been fully satisfied prior to the Effective Date, or (ii) has been the subject of a valid written waiver issued by the applicable licensing or certifying agency. To the Optionors’ Knowledge, no American Entity is or has been in the last twelve months in violation in any material respect of any Orders or Laws of any Governmental Bodies affecting the American Entity or its Property. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by an American Entity of, or a failure on the part any American Entity to comply with, any Legal Requirement (subject to the last sentence of Section 4(b)) or may give rise to any obligation on the part of any American Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(1)  Environmental Issues. Except in accordance, and in compliance, with any and all applicable local, state and federal governmental Laws relating to environmental matters, and hazardous materials, substances or wastes ("Environmental Laws"), the Optionors and the American Entities have not Released into the environment any such hazardous materials, substances or wastes or caused the same to be so Released into the environment or discharged, placed or disposed of at, on or under any of the Properties other than to the extent the same will not have a Material Adverse Effect on the condition, financial or otherwise, of the affected Property. To the Optionors’ Knowledge and except as otherwise disclosed in the environmental assessments listed on Exhibits N and S (collectively, the "Environmental Reports"), or as otherwise disclosed on Exhibit S, with respect to the Properties, (i) except to the extent permitted by applicable Environmental Laws, no hazardous materials, substances or wastes are located on or at the Properties or have been Released into the environment or discharged, placed or disposed of in, on or under the Properties, (ii) except to the extent permitted by applicable Environmental Laws, no underground storage tanks are or have been located at the Properties, (iii) none of the Properties were used as a dump for waste material, and (iv) each of the Properties complies with, and has complied with, all Environmental Laws in all material respects. Optionors and the American Entities have not received any written notice from any Governmental Body or any written complaint from any third party with respect to an American Entity’s alleged noncompliance with, or potential liability under, any Environmental Laws at any of the Properties which remains unresolved as of the Effective Date. All written assessments prepared by or on behalf of the Optionors or the American Entities of the hazardous waste or environmental conditions at the Properties which are in the possession of the Optionors or the American Entities have been made available to Omega. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Section 4 will not be Breached as a result of any environmental condition existing at any of the Properties of which Omega receives notice pursuant to the information provided to it in any environmental assessment delivered to Omega as mortgagee of any Property or prepared in connection with the 1997 Agreements, or this Agreement and the sale of the Interests or Properties hereunder including, without limitation, the Environmental Reports. Optionors will have no liability to the Optionees for any violation of any Environmental Law, or the Release onto the Properties or any property contiguous thereto, of any hazardous materials, wastes, or substances, occurring after the commencement of the Essex Lease, unless such violation or Release was attributable to actions of the Optionors or the American Entities, or the Optionors have Knowledge thereof and do not disclose the same to Omega by delivery of an environmental assessment or otherwise.

(m)  Necessary Action. Subject to the last sentence of Section 4(b), AHCC, the American Entities and Leatherman LLC have duly and properly taken or obtained or caused to be taken or obtained, or prior to Closing will have duly and properly taken or obtained or caused to be taken or obtained, all action necessary for AHCC and Leatherman LLC to enter into and to deliver this Agreement and any and all documents and agreements executed by AHCC and Leatherman LLC in connection herewith or in furtherance hereof and to carry out the terms hereof and thereof and the transactions contemplated herein and therein. No consent of any third party is or will be necessary to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed by the Optionors in connection herewith or with the consummation of the transactions contemplated herein.

(n)  Litigation. There is no, nor have the Optionors nor the American Entities received written notice of, any litigation, suit, claim, action, administrative investigation or other proceeding pending or, to the Knowledge of the Optionors, threatened by or against the American Entities, at law or in equity, by or before any Governmental Body, or by or on behalf of any third party where the claim is unresolved. To the Knowledge of the Optionors, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding. Except as set forth on Exhibit O, the American Entities are not a party to, nor are the Optionors and the American Entities nor any of the Properties bound by, any orders, judgments, injunctions, decrees or settlement agreements under which it or they may have continuing obligations which are likely to materially restrict or affect the present business operations of any or all of the Properties. The rights or abilities of the Optionors and the American Entities to consummate the transactions contemplated herein have not been challenged by any Governmental Body or any other person.

(o)  Sensitive Payments. The American Entities have not (i) made any contributions, gifts, bribes, rebates, payoffs, influence payments, kickbacks or other payments to any Person, public or private, regardless of form, whether in money, property or services where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (iii) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti-kickback Law, Section 1128(b) of the Social Security Act, 42 USC Section 1320a-7b(b) or any analogous state statute, (iv) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment, or (v) established or maintained any fund or asset that has not been recorded in the books and records of the American Entities.

(p)  The Properties. The Optionors have no Knowledge of the failure of the buildings and other improvements on any of the Properties to comply with the requirements of any laws at the time of construction and any ordinances, rules, regulations and restrictions of record applicable thereto. Except as disclosed in Exhibit P, Optionors have no Knowledge of any latent material defect or deficiency with regard to the structures, roofs, soil, fixtures, plumbing, mechanical, electrical or other systems on any Property which would substantially impair the use or value of such Property. Except for the representations made in this Section 4(p), the Optionors are selling the Properties hereunder AS IS and disclaim any implied warranties with respect thereto.

(q)  Disclosure. No representation or warranty by or on behalf of the Optionors contained in this Agreement and no statement contained in any certificate, list, Exhibit, or other instrument furnished or to be furnished to Omega pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(r)  Employees. The American Entities currently have no employees and have not at any time within the last five (5) years prior to the Closing Date had any employees or utilized the services of any individuals who would be considered "leased employees" as defined in Section 414(n) of the Internal Revenue Code ("Code"). Further, the American Entities have not at any time within the last five (5) years prior to the Closing Date sponsored or had any obligation with respect to any "employee benefit plan" as defined in Section 3(3) of ERISA. In addition, with respect to any "employee benefit plan" sponsored by or under which any affiliate of the American Entities (within the meaning of Section 4001 of ERISA or Section 414 of the Code) has or had an obligation to contribute: (i) within the last five (5) years prior to the Closing Date no "employee pension benefit plan" as defined in Section 3(2) of ERISA that was subject to Title IV of ERISA has been terminated, so that any liability or insufficiency will remain outstanding or unpaid as of the Closing Date; (ii) within the last five (5) years prior to the Closing Date no such affiliate has withdrawn from any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, so that any liability or insufficiency will remain outstanding or unpaid as of the Closing Date; and (iii) no proceedings to terminate or withdraw from any such plan have been initiated, and no event described in ERISA Sections 4043, 4062(e), 4063 or 4069, and applicable regulations thereunder, has occurred or will occur with respect to any such plan prior to or as a result of the Closing.

(s)  Material Adverse Change. Since December 31, 2003, there has not been any material adverse change in the Properties or condition of any American Entity.

(t)  Contracts. The American Entities are not parties to any contracts other than the Essex Lease, those contracts listed on Exhibit Q, and the instruments relating to (i) the Omega Mortgage Loans and (ii) the other Debt of the American Entities to be paid off on or before the Closing.

(u)  Lease. Except as disclosed on Exhibit R, the Essex Lease is the only lease or other agreement by which a party has been granted a right to occupy the Properties.

Section 5.   Omega Representations And Warranties

Omega hereby warrants and represents to AHCC that:

(a)  Status of Omega. Omega is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b)  Validity and Conflicts. This Agreement is, and all documents to be executed by Omega pursuant hereto will be, the legal, valid and binding obligations of Omega, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution of this Agreement and the consummation of the transactions contemplated herein have been approved by the Board of Directors of Omega and do not and will not result in a breach of the terms and conditions of nor constitute a default under or violation of, the articles of incorporation or bylaws of Omega or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Omega is now a party or by which any of its assets may be bound or affected.

(c)  Authority. Omega has full corporate right, power, capacity and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein and therein.

(d)  Necessary Action. Omega has duly and properly taken or obtained or caused to be taken or obtained, or prior to Closing will have duly and properly taken or obtained or caused to be taken or obtained, all action necessary for Omega (i) to enter into and to deliver this Agreement and any and all documents and agreements executed by Omega in connection herewith or in furtherance hereof and (ii) to carry out the terms hereof and thereof and the transactions contemplated herein and therein, which action shall include, but not be limited to, obtaining the consent of the Board of Directors of Omega. No consent of any third party is or will be necessary nor any other action by or on behalf of Omega is or will be necessary, to authorize the execution, delivery and performance of this Agreement and any documents and agreements executed by Omega in connection herewith or consummation of the transactions contemplated herein.

(e)  Securities Representations. Any Optionee acquiring Interests hereunder is (i) making its decision to acquire such Interests based upon independent investigation of the American Entity the Interests of which are being acquired and Omega and such Optionee have been given an opportunity to examine all documents and to ask questions of, and receive answers from, the management of AHCC and the American Entity and (ii) making the acquisition for its own account and not with a view to distribution within the meaning of Section 2(11) of the 1933 Act.

(f)  HSR Act. Neither the Optionors nor Omega is required to notify the Department of Justice of the proposed transactions contemplated by this Agreement pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. Section 18a ("HSR Act").

(g)  Environmental Assessments. Set forth on Exhibit S attached is a complete list of all the updated environmental assessments received by Omega with respect to the Properties in anticipation of executing this Agreement.

Section 6.   Optionors’ And American Entities’ Conditions

All obligations of the Optionors and the American Entities under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions any one or more of which may be waived by AHCC in writing:

(a)  Representations and Warranties. All of the representations and warranties of Omega contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transaction contemplated herein (considered collectively) and each of these representations and warranties (considered individually) shall have been true and correct in all material respects at and as of the date of this Agreement and shall be true in all material respects as of the Closing Date as though such representations and warranties were then again made, other than any representations or warranties which specifically relate to an earlier period, which shall have been true as of the date thereof. Each such representation and warranty that contains an express materiality qualification shall have been true and accurate in all respects as of the date of this Agreement and shall be true and accurate in all respects as of the Closing Date as if then made.

(b)  Compliance with Obligations. Omega shall have performed all of its obligations under this Agreement that are to be performed by it prior to or as of the Closing Date.

Section 7.   Optionees’ Conditions

All obligations of the Optionees under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by Omega:

(a)  Representations and Warranties. All of the representations and warranties of Optionors contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transaction contemplated herein (considered collectively), and each of these representations and warranties (considered individually) shall have been true and correct in all material respects at and as of the date of this Agreement, and (except as contemplated hereby) shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were then again made, other than any representations or warranties which specifically relate to an earlier period, which shall have been true as of the date thereof. Each such representation and warranty that contains an express materiality qualification shall have been true and accurate in all respects as of the date of this Agreement and shall be true and accurate in all respects as of the Closing Date as if then made. The taking by the Optionors or the American Entities of any of the actions permitted by Section 3(f) are actions contemplated by this Agreement so that they will not cause any of the conditions to the Optionees’ obligations not to be satisfied even though the representation and warranty as to Interest and Property ownership in Section 4(a) and (h) may not be true as of the Closing Date.

(b)  Compliance with Obligations. Optionors and American Entities shall have executed and delivered the Purchase Agreements to Omega and performed all of their obligations under this Agreement that are to be performed by them prior to or as of the Closing Date. The American Entities shall not be in default under the Essex Lease which default is not cured by the Closing Date.

(c)  Title Insurance Policies. Owner’s title insurance policies (the "Title Insurance Policies") or updated title commitment for each Property shall have been issued to Omega or its designated Optionee with respect to each of the Properties with values equal to the fair market values of each parcel of Property as provided herein and subject only to:

(i)    those exceptions reflected on the Title Commitments;

(ii)	those exceptions that do not materially and adversely effect Omega’s use of the Properties;

(iii)	the Essex Lease, and all real estate taxes, assessments, water charges, requirements of municipal or other governmental authorities, or other covenants, agreements, matters or things which are the obligation of Essex to pay, comply with, conform to or discharge under the provisions of the Essex Lease, it being understood that no lien, encumbrance, violation, charge or condition shall be deemed to be a failure of this condition if the same is due to any act or omission of Essex, or if Essex is obligated to assume, discharge, dispose of, or rectify the same under any of the provisions of the Lease ("Essex Liabilities");

(iv)	standard exceptions to title set forth in the standard policy of title insurance in use in Ohio at the time of Closing, but only to the extent such exceptions relate to the acts or omissions of Essex; and

(ix)	any liens or other matters created by or arising out of the wrongful acts or negligence of Omega or Essex under the Essex lease.

(d)  Closing Documents. Optionors shall have caused the documents and instruments required by Section 3(l) to be delivered to Omega.

(e)  Essex Estoppel. Optionors shall have obtained from Essex an executed Estoppel Certificate in the form attached hereto as Exhibit T.

Section 8.   Termination

(a)  Termination. This Agreement may be terminated by Omega or AHCC upon the following conditions:

(1)	By mutual consent of the parties;

(2)	By Omega if the conditions to Closing set forth in Section 7 have not been satisfied or waived by the Closing Date;

(3)	By AHCC if the conditions to Closing set forth in Section 6 have not been satisfied or waived by the Closing Date; and

(4)	By a non-defaulting party, in the event of a material Breach by the other party.

(b)  Opportunity to Cure. Neither party to this Agreement may claim termination or pursue any other remedy referred to in this Section 8 on account of a Breach without first giving such other party written notice of such Breach and not less than ten days within which to cure such Breach. Neither party to this Agreement may claim termination on account of a failure to satisfy a condition under Sections 6 or 7 unless the party asserting such failure provides the other party written notice thereof and the other party has 10 days in which to satisfy such condition. The Closing Date shall be postponed if necessary to afford such opportunity to cure or satisfy a condition.

(c)  Remedies Upon Termination. Each party’s right of termination under Section 8(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination shall not be an election of remedies. Notwithstanding the foregoing sentence, in the event of a termination under Section 8(a)(4) due to a material Breach by Omega not cured following written notice within the applicable cure period, then (i) the Option Agreement dated October 30, 1997 between AHCC, the American Entities and Omega will be terminated, (ii) the Omega Mortgage Loans shall be amended so that they may be prepaid without penalty, and (iii) the Performance Deposit shall be immediately delivered to Optionors as their sole and exclusive right to damages resulting from such material Breach. OPTIONORS AND OMEGA ACKNOWLEDGE AND AGREE THAT (i) THE AMOUNT OF THE PERFORMANCE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY OPTIONORS AS A RESULT THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF OMEGA UNDER THIS AGREEMENT; (ii) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY OPTIONORS AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF OMEGA UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (iii) OMEGA SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE PERFORMANCE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF OMEGA UNDER THIS AGREEMENT; AND (iv) THE AMOUNT OF THE PERFORMANCE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

(d)  Termination of 1997 Agreements. If the Closing of the sale of the Interests and/or the Properties is consummated after an exercise of the Put by the Optionors, the Agreement dated October 10, 1997 and the Option Agreement dated October 30, 1997 between AHCC, the American Entities and Omega (the "1997 Agreements") will be terminated and the parties will be relieved of all obligations thereunder. In such event, the parties will for tax purposes treat the $6.9 million payment made by Omega to AHCC under the Option Agreement as part of the cost of the Property and Interests acquired hereunder, provided, however, that the $6.9 million shall have no effect on the calculation of the Adjusted Owners’ Equity.

Section 9.   Indemnification

(a)  Survival. All representations, warranties, covenants and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 9(e). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(b)  Indemnification and Reimbursement by Optionors. Optionors, jointly and severally, will indemnify and hold harmless Omega and the other Optionees, and their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel or other representatives, shareholders, subsidiaries and affiliates (collectively, the "Omega Indemnified Persons"), and will reimburse the Omega Indemnified Persons for any loss or damage (subject to the limitations set forth in Section 9(d), (e), (f), (g), and (h)) suffered by them (collectively, "Damages"), arising from or in connection with:

(1)	any Breach of any representation or warranty made by the Optionors or the American Entities;

(2)	any Breach of any covenant of the Optionors;

(3)	any Liability arising out of the ownership or operation of the American Entities, the Transfer Entities and the Properties prior to the Closing Date other than any Omega Mortgage Loans, liens for taxes and assessments not yet due and payable, and, in the case of a sale of an Interest, any Liability reflected on the Effective Date Balance Sheet for the American Entity the Interest in which was sold;

(4)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Optionors or the American Entities (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(5)	any services provided by the American Entities, in whole or in part, prior to the Closing Date;

(6)	any noncompliance with any bulk sales or similar laws or fraudulent transfer law in respect of the transactions contemplated by this Agreement or any transfer tax due as a result of the transactions contemplated by this Agreement; or

(7)	any Optionor Assumed Liabilities and any Optionor Retained Liabilities.

(c)  Indemnification and Reimbursement by Omega. Omega will indemnify and hold harmless the Optionors, and will reimburse the Optionors, for any Damages arising from or in connection with:

(1)	any Breach of any representation or warranty made by Omega;

(2)	any Breach of any covenant of Omega;

(3)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Omega (or any Person acting on Omega’s behalf) in connection with any of the transactions contemplated by this Agreement;

(4)	any Liabilities arising out of the ownership and operation of the Properties from and after the Closing Date, including a breach of the Essex Lease, other than any Retained Liabilities or Liabilities for which the Omega Indemnified Persons may be indemnified pursuant to Section 9(b); or

(5)	any Omega Mortgage Loan or other liability assumed by an Optionee and reflected on the Effective Date Balance Sheet.

(d)  Limitations on Amount.

(1)	The Optionors shall have no liability (for indemnification or otherwise) with respect to claims under Section 9(b) until the total of all Damages with respect to such matters exceeds $250,000 and then only for the amount by which such Damages exceed $250,000. However, this Section 9(d)(1) will not apply to a claim for Breach of the representations and warranties made in Section 4(a) as to the authorization, issuance and ownership of the Interests, claims under Section 9(b)(2), (3), (4), (6) and (7), or to any Breach of any Optionor representation and warranty of which the Optionors had Knowledge at any time prior to the date on which such representation and warranty is made and the Optionors will be jointly and severally liable for all Damages with respect to such Breaches.

(2)	Omega will have no liability (for indemnification or otherwise) with respect to claims under Section 9(c) until the total of all Damages with respect to such matters exceeds $250,000 and then only for the amount by which such Damages exceed $250,000. However, this Section 9(d)(2) will not apply to claims under Section 9(c)(2), (3), (4) and (5) or to any Breach of any Omega representation and warranty of which Omega had Knowledge at any time prior to the date on which such representation and warranty is made, and Omega will be liable for all Damages with respect to such Breaches.

(3)	After the Closing, the Optionors’ on the one hand, and the Optionees’ on the other hand, maximum liability for indemnification hereunder is limited to Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), except that there will be no limit upon the Optionor’s liability for a Breach of the representations and warranties made in Section 4(a) as to the authorization, issuance and ownership of the Interests.

(e)  Exclusive Remedy; Time Limitations.

(1)	After the Closing, a party’s sole monetary remedy for a Breach, including a breach of the Purchase Agreements or any other instrument delivered hereunder, will be the indemnification provisions of this Section 9, except in the event of a fraudulent act or omission.

(2)	If the Closing occurs, Optionors will have liability (for indemnification) with respect to any Breach of (i) such matters specifically outlined in Section 9(b)(3) through (7) only if on or before the fifth anniversary of the Closing Date, Omega notifies Optionors of a claim for Breach thereof specifying the factual basis of the claim in reasonable detail to the extent then known by Omega or (ii) a covenant to be performed or complied with prior to the Closing Date or a representation or warranty, only if on or before the first anniversary of the Closing Date, Omega notifies Optionors of a claim for Breach thereof specifying the factual basis of the claim in reasonable detail to the extent then known by Omega, except that if the claim relates to a Breach of the representations and warranties made in Section 4(a) as to the authorization, issuance and ownership of the Interests, the claim may be made at any time.

(3)	If the Closing occurs, Omega will have liability for indemnification with respect to any Breach of (i) a covenant to be performed or complied with prior to the Closing Date or such other matters specifically outlined in Section 9(c)(2) through (5), only if on or before the fifth anniversary of the Closing Date, Optionors notify Omega of a claim for Breach thereof specifying the factual basis of the claim in reasonable detail to the extent then known by Optionors or (ii) a representation or warranty, only if on or before the first anniversary of the Closing Date, Optionors notify Omega of a claim for Breach thereof specifying the factual basis of the claim in reasonable detail to the extent then known by Optionors.

(f)  Third-party claims.

(1)	Promptly after receipt by a Person entitled to indemnity under Section 9(b) or 9(c) (an "Indemnified Person") of notice of the assertion of a third-party claim against it, such Indemnified Person shall give notice to the Persons obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such third-party claim, provided that the failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person’s failure to give such notice.

(2)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9(f)(1) of the assertion of a third-party claim, the Indemnifying Person shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes (unless (A) the Indemnifying Person is also a Person against whom the third-party claim is made and the Indemnified Person’s counsel opines in writing to the Indemnifying Person that joint representation would be inappropriate because of a conflict of interest or (B) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-party claim (the Optionors will be deemed to provide reasonable assurance as to their financial capacity if they provide Omega with a financial statement prepared by AHCC’s regular independent pubic accounting firm demonstrating compliance with the $5 million Net Worth covenant contained in Section 3(a)), to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Person. (Omega and the Optionees acknowledge that Buckingham, Doolittle & Burroughs, LLP is satisfactory to it as counsel for the defense of a claim hereunder and AHCC and the Optionors acknowledge that Dykema Gossett PLLC is acceptable to them as counsel to defend a third-party claim described herein.) After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim. If the Indemnifying Person assumes the defense of a third-party claim, (A) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (B) if the settlement involves more than the payment of money by the Indemnifying Person or Persons and would adversely effect the Indemnified Person, no compromise or settlement of such a third-party claim may be effected by the Indemnifying Person without the Indemnified Person’s written consent, which will not be unreasonably withheld.

(3)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Person will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(4)	Notwithstanding any other provision of this Agreement (including Section 10(l)), Optionors hereby consent to the nonexclusive jurisdiction of any court in which any action, arbitration, audit, hearing, investigation, litigation or suit (a "Proceeding") in respect of a third-party claim is brought against any Omega Indemnified Person for purposes of any claim that an Omega Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Optionors with respect to such a claim anywhere.

(5)	With respect to any third-party claim subject to indemnification under this Section 9:

(i)	both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and

(ii)	the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(g)  Mitigation. Each Indemnified Person acknowledges that the fact that it is indemnified for a Breach under this Section 9 does not obviate its obligation under Ohio common law to mitigate any Damages suffered by it as a result of such a Breach.

(h)  Insurance. An Indemnifying Person hereunder will have no liability for indemnification with respect to the matters described in Section 9(a) or (b) to the extent that the Indemnified Person or Indemnifying Person may seek indemnification therefor pursuant to the terms of the Essex Lease from Essex or Essex’s applicable insurance company.

(i)  Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such claim is either accepted by all of the Indemnifying Persons or resolved by arbitration conducted in accordance with Section 10(1).

Section 10.   Miscellaneous

(a)  Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following addresses:

To Optionors:            American Health Care Centers, Inc.
200 Smokerise Drive
Wadsworth, Ohio 44281
Attn: Mr. Neil R. Wenger
Telephone No.: 330/336-6684
Facsimile No.: 330/334-6711

With copy to:
(which shall not
constitute notice)        Buckingham, Doolittle & Burroughs, LLP
P.O. Box 1500
50 S. Main St.
Akron, Ohio 44308
Attn: Robert W. Malone
Telephone No.: 330/376-5300
Facsimile No.: 330/258-6559

To Optionees:            Omega Healthcare Investors, Inc.
9690 Deereco Road, Ste. 100
Timonium, MD 21093
Attn: C. Taylor Pickett
Telephone No.: 410/427-1720
Facsimile No.: 410/427-8820

With copy to:
(which shall not
constitute notice)        Dykema Gossett PLLC
39577 Woodward, Suite 300
Bloomfield Hills, MI 48304
Attn: Kyle R. Hauberg
Telephone No.: 248/203-0871
Facsimile No.: 248/203-0763

Notice to an American Entity must be provided to AHCC as its agent and AHCC’s counsel, except that after the Closing Notice to an Acquired Entity must be provided to Omega as agent and to Omega’s counsel. All Notices under this Agreement will be considered to be received by a party:

(1)	on the date delivered to that party, at the address for that party set forth above, regardless of the means of delivery; or

(2)	on the date sent by facsimile transmission (with electronic confirmation) to that party at the facsimile number for that party set forth above.

A copy of the notice or other communication to a party under this Agreement must be sent to the party’s counsel at the address set forth above. A Notice under this Agreement will be considered to be received if a party refuses to accept a Notice delivered to it. A party may change its address of facsimile number under this Agreement by giving the other parties and counsel notice of the change in the manner specified above. If a party changes the party’s address or facsimile number and does not notify the other parties in the manner specified above, a Notice will be deemed received three days after it is sent by U.S. regular mail, postage prepaid, to the party’s address set forth above, or such other address as to which the other parties have been notified in the manner specified above, except that if a party has actual knowledge of a different address it must also send the notice to such other address.

(b)  Successors and Assigns. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing, each American Entity shall have the right to transfer its Property and Liabilities to a Transfer Entity or other entity directly or indirectly owned and controlled by AHCC and the Leathermans so long as the entity formation documents (including articles of incorporation, codes of regulations and bylaws for corporations and articles of organization and operating agreements for limited liability companies are pre-approved and reasonably acceptable to the Optionees; such a transferee entity will be deemed to be a successor and a party to this Agreement as an American Entity. Notwithstanding the foregoing, Omega shall have the right to cause one of its wholly owned subsidiaries to purchase Interests or Properties hereunder provided that the subsidiary agrees in a writing acceptable to AHCC’s counsel to become a party to this Agreement, bound by all of its provisions including Sections 3(m) and 9(e). Omega’s designation of a subsidiary to make an acquisition hereunder does not relieve Omega of any of its obligations under this Agreement to the extent they are not performed by the subsidiary; Omega will continue to be jointly and severally liable therefor. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, administrators, executors, and permitted assigns of the parties hereto.

(c)  Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement, the Exhibits hereto and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them.

(d)  Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)  Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(g)  Expenses. Except as otherwise specifically provided for in this Agreement, each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and other transactions contemplated hereby.

(h)  Third Party Beneficiary. Subject to Section 10(b), nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

(i)  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation."

(j)  Governing Law. THIS AGREEMENT AND ANY DOCUMENTS DELIVERED HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. OMEGA AND AHCC CONSENT TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF OHIO AND AGREE THAT ALL DISPUTES CONCERNING THIS AGREEMENT BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN OHIO. OMEGA AND AHCC AGREE THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF OHIO AND IRREVOCABLY WAIVE ANY OBJECTION TO VENUE IN OHIO.

(k)  Confidentiality. Both parties recognize and agree that this Agreement, its terms and conditions, and materials delivered in connection with this Agreement are confidential. Neither party shall disclose any of the above described confidential information, or the existence of this Agreement, to any third party (except their lawyers and accountants who have agreed to maintain such confidentiality) without the prior written consent of the other party, except as required by law or judicial process. After the Closing, each party may issue such press releases or public statements relating to the transactions contemplated hereby as it determines appropriate or required by law, but each party shall consult with the other, and shall use best efforts to agree upon, the form and content, prior to issuing any press release, public announcement or statement with respect to this Agreement or the transactions contemplated hereby.

(l)  Arbitration of Disputes Following Closing. If a controversy shall arise between the parties hereto following Closing relating to this Agreement, any other agreement between the parties, any instrument or document delivered pursuant to or in connection with the Agreement, or the transactions contemplated by this Agreement (hereinafter, a "Controversy") which the parties are unable to settle between themselves, the Controversy shall be determined by arbitration, except as set forth under Section 9(f)(4). Such arbitration shall be conducted by three arbitrators selected in accordance with the procedures of the American Arbitration Association and in accordance with its rules and procedures. The decision of the arbitrators shall be final and binding, and enforceable in any court of competent jurisdiction. Such decision shall set forth in writing the basis for the decision, and in rendering such decision, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement and any other agreements, documents and instruments executed pursuant to or in connection with this Agreement. The expense of the arbitration shall be divided equally between AHCC and Omega unless otherwise specified in the award. The prevailing party, as determined by the arbitrators, shall be entitled to recover its costs and expenses including attorney fees. Such arbitration shall be conducted in Toledo, Ohio. In any such arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 27 through 37. No provision in this Section 10(l) shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration. The exercise of such a remedy does not waive the right of any party to arbitration. The Section shall not apply to any Controversy which may arise between the parties prior to the Closing.

(m)  Invalidity. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(n)  Prevailing Party’s Fees. Notwithstanding anything elsewhere herein to the contrary, in the event of a dispute between Optionors and Omega arising out of or in connection with this transaction, neither Optionors nor Omega shall be required to indemnify or hold the other harmless against costs and expenses, including attorneys’ fees, incurred with respect to such dispute, but in any litigation, arbitration or other dispute resolution process entered into by the parties with respect to such dispute the parties shall jointly request that the prevailing party be awarded its costs, expenses and reasonable attorneys’ fees.

(o)  Conflicts. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of any of the Purchase Agreements, the terms of this Agreement shall control.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Omega Healthcare Investors, Inc.            American Health Care Centers, Inc.
on behalf of itself and the American Entities

By:/S/DANIEL. J. BOOTH        By:/S/NEIL R. WENGER
Its:Chief Operating Officer          Its: Executive Vice President

/S/ROBERT LEATHERMAN
Robert Leatherman

/S/PHYLLIS LEATHERMAN
Phyllis Leatherman

Leatherman Family Co., Ltd.

By:/S/ROBERT LEATHERMAN
Its: Member

Evergreen Manor Nursing Home, Inc.

By:/S/NEIL R. WENGER
Its: Vice President

Twin-M Nursing Center, Inc.

By:/S/NEIL R. WENGER
Its: Vice President

Appendix

The following capitalized words used in this Agreement and the singular, plural, and other derivatives thereof have the meanings set forth below:

"Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

"Breach" means (i) any inaccuracy in a representation or warranty when made or (ii) any failure to perform or comply with a covenant or other provision, in the case of either (i) or (ii) above, contained in this Agreement or any instrument, certificate or document delivered pursuant to this Agreement.

"Debt" means any bank financing or other interests-bearing indebtedness to which the American Entity whose Interest or Property is being sold is subject.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Governmental Body" means a governmental entity or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator.

"Interests" means the partnership interests of any American Entity that is a partnership, the shares of stock of any American Entity that is a corporation, or the membership interests of any American Entity that is a limited liability company.

"IRC" means the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"Knowledge" means, with respect to an Optionor, the actual knowledge of such Optionor, without independent investigation. With respect to a corporate entity, Knowledge means the actual knowledge of the corporation’s officers and, with respect to a partnership entity, the actual knowledge of the general partner or partners thereof.

"Law" means any material law, statute, code, ordinance, rule, regulation or other requirement.

"Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Material Adverse Effect" means a material adverse effect on the business, financial condition, operations, or results of operations of an American Entity.

"1933 Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

"Order" means any order, judgment, injunction, award, citation, decree, consent decree or writ.

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

"Property(ies)" means the real property interests owned by the American Entities as listed on Exhibit B, together with any assets owned by the American Entities which are directly related to the ownership (but not the operation of) the Properties.

"Put Period" means the 90-day period specified in Section 2(b) or, if the Put is exercised, the period beginning on the date of delivery of the Put Notice by the Optionors to Omega and ending on the Closing Date.

"Release" means the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release of any hazardous substance in violation of any Environmental Law.

"Shares" means the shares of stock of any American Entity that is a corporation.

LIST OF EXHIBITS

Exhibit A-1    American Entities, Type of Entity, Authorized and Issued Equity Securities, Ownership, Description of Properties, Property Purchase Price, Interest Purchase Price and Target Owner’s Equity

Exhibit A-2    Calculation of Target Owner’s Equity

Exhibit B    Properties

Exhibits C-1     Form of Omega Mortgage Loan Amendments (Prepayment)
- C-6

Exhibit D    Form of Share Purchase Agreement

Exhibit E    Interest Purchase Agreement

Exhibit F    Permitted Encumbrances

Exhibits G-1    Form of Excess Omega Mortgage Loan Amendments
- G-6

Exhibit H    Excess Omega Mortgage Loan Indebtedness

Exhibit I    Title Commitment Information

Exhibit J    Form Authority Opinion - Optionors

Exhibit K    Form Authority Opinion - Omega

Exhibit L    Financial Statements

Exhibit M    Prohibited Activities

Exhibit N    American Entities’ Environmental Reports

Exhibit O    Litigation

Exhibit P    Property Defects or Deficiencies

Exhibit Q    Contracts

Exhibit R    Other Occupancy Agreements

Exhibit S    Omega’s Environmental Reports

Exhibit T    Form of Essex Estoppel

Exhibit U    Form of Performance Deposit Escrow Agreement

Exhibit V-1    AHCC Lease Assignment and Assumption

Exhibit V-2    American Entity Lease Assignment and Assumption

EXHIBIT A-1

AMERICAN ENTITIES, TYPE OF ENTITY AUTHORIZED AND ISSUED EQUITY SECURITIES, OWNERSHIP, DESCRIPTION OF PROPERTIES,
PROPERTY PURCHASE PRICE, INTEREST PURCHASE PRICE
AND TARGET OWNER’S EQUITY

EXHIBIT A-2

CALCULATION OF TARGET OWNER’S EQUITY

EXHIBIT B

PROPERTIES

EXHIBITS C-1 THROUGH C-6

FORM OF
OMEGA MORTGAGE LOAN AMENDMENTS (PREPAYMENT)

EXHIBIT D

FORM OF
SHARE PURCHASE AGREEMENT

EXHIBIT E

FORM OF
INTEREST PURCHASE AGREEMENT

EXHIBIT F

PERMITTED ENCUMBRANCES

EXHIBITS G-1 - G-6

FORM OF
EXCESS OMEGA MORTGAGE LOAN AMENDMENTS

EXHIBIT H

EXCESS OMEGA MORTGAGE LOAN INDEBTEDNESS

American Entities	Canton Health Care Land Partnership dba Canton Health Care Center	Hutton I Land Partnership dba Hutton Nursing Center I	Hutton II Land Partnership dba Hutton Nursing Center II	Hutton III Land Partnership dba Hutton Nursing Center III	Meridian Arms Land Partnership dba Meridian Arms Living Center	St. Mary’s Land Partnership dba St. Mary’s Living Center	Total

Excess Omega Mortgage Loan Indebtedness	$1,000,000.00	$800,000.00	$1,200,000.00	$300,000.00	$600,000.00	$1,100,000.00	$5,000,000.00

EXHIBIT I

TITLE COMMITMENT INFORMATION

EXHIBIT J

FORM AUTHORITY OPINION - OPTIONORS

EXHIBIT K

FORM AUTHORITY OPINION - OMEGA

EXHIBIT L

FINANCIAL STATEMENTS

EXHIBIT M

PROHIBITED ACTIVITIES

NONE

EXHIBIT N

AMERICAN ENTITIES’ ENVIRONMENTAL REPORTS

EXHIBIT O

LITIGATION

NONE

EXHIBIT P

PROPERTY DEFECTS OR DEFICIENCIES

NONE

EXHIBIT Q

CONTRACTS

NONE

EXHIBIT R

OTHER OCCUPANCY AGREEMENTS

NONE

EXHIBIT S

OMEGA’S ENVIRONMENTAL REPORTS

In relation to the information contained in the Environmental Reports listed in this Exhibit, please note the following:

1.    Section 4.1 of Certified Environments Inc.’s Phase I Environmental Site Assessment for Essex of Salem II, 250 Continental Drive, Salem, Ohio 44460, dated July 22, 2002, states in part: "[b]ased on the above information, CEI concludes that these is a risk of contamination to the subject property from this LUST site." (referring to the Loudon Ford and Mercury facility located at 100 Continental Drive, Salem, Ohio).

2.    The "Conclusion" section of National Assessment Corporation’s Phase I Environmental Site Assessment for Essex Health Care Dixon Health Care Center, 135 Reichert Avenue, Wintersville, Ohio 43952, dated June 29, 2004, states in part:

According to Mr. Fred Terpenning, Property maintenance supervisor, prior to the installation of the emergency generator aboveground storage tank, approximately 10 years ago, the Property had an underground storage tank (UST) that was removed from the Property. Contaminated soil was reportedly removed during the UST closure. Additional information regarding the UST removal or post closure sample was not available for NAC’s review.

Additionally, the "Recommendations" section of the report states in part:

NAC recommends that all documentation relating to the closure and removal of the former UST be made available for review. If sufficient documentation regarding the UST removal is not available and soil quality cannot be provided, NAC recommends a subsurface investigation to determine if soil at the Property has been impacted from the former UST.

Note that the Optionors and American Entities believe that a UST was removed from the Property, and caused a Freedom of Information Act request (a "FOIA Request") to be submitted to Ms. Nancy Caldwell of the State Fire Marshal - Bureau of Underground Storage Tank Regulations ("BUSTR"). Ms. Caldwell responded to the FOIA Request by stating that she was unable to find any BUSTR records with respect to the Property, which indicates that the UST was likely removed without BUSTR’s knowledge. A copy of BUSTR’s response to the FOIA Request is attached hereto, and incorporated herein by reference.

EXHIBIT T

FORM OF
ESSEX ESTOPPEL

EXHIBIT U

FORM OF
PERFORMANCE DEPOSIT ESCROW AGREEMENT